Exhibit 99.1 Cedar Realty Trust Announces Tax Information for 2025 Distributions VIRGINIA BEACH, VA / ACCESS Newswire / January 21, 2026 / Cedar Realty Trust, Inc. (NYSE:CDRpB)(NYSE:CDRpC) (the "Company") today announced the federal income tax treatment of its 2025 distributions to the holders of its preferred shares. Shareholders are advised to consult their tax advisor about the specific tax treatment of 2025 dividends.

About Cedar Realty Trust Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers. For additional financial and descriptive information on the Company, its operations, and its portfolio, please refer to the Company's website at www.whlr.us. Contact Information: Cedar Realty Trust, Inc. (757) 627-9088